Exhibit 10.1

ENANTA PHARMACEUTICALS, INC.

2012 Equity Incentive Plan

Performance Share Unit Certificate

PSU Certificate Number: PSU-	PSUs

This Performance Share Unit Certificate confirms that Enanta Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, has granted to the person named below (“Participant”) an award (the “Award”) of the number of Performance Share Units (“PSUs”) set forth above pursuant to the Company’s 2012 Equity Incentive Plan (the “Plan”), each PSU representing the right to receive one share of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), subject to adjustment as provided below and subject to the definitions and terms and conditions referenced below.

Name of Participant:

Address:

Target Number of PSU Shares:

Vesting Schedule:

Performance Period: On or before                         .

R&D Milestones:

Settlement:	All vested PSUs will settle, and the underlying shares of the Company’s Common Stock will be issued to the Participant, subject to Participant’s continued employment with the Company, on the following date (the “Settlement Date”) (except as provided below) and subject to tax withholding as provided below, on .

By acceptance of this Award, Participant agrees to all the terms and conditions hereof, including, without limitation, those set forth in the Plan and in the accompanying Terms and Conditions of PSU Award.

ENANTA PHARMACEUTICALS, INC.

By:
Title:

ENANTA PHARACEUTICALS, INC.

Terms and Conditions of PSU Award

1. The Plan. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. The Committee administers the Plan and its determinations regarding the operation of the Plan are final. Subject to the limitations set forth in the Plan, the Committee may amend the Plan or this Award. Capitalized terms used but not defined herein shall have the meaning set forth in the Plan. Copies of the Plan may be obtained upon written request without charge from the Secretary of the Company.

2. No Rights as Stockholder or Employee. Participant shall not have any of the rights or privileges of a stockholder of the Company with respect to the PSUs granted pursuant to this Award unless and until shares of Common Stock have been issued and delivered to Participant. Participant shall not have any rights to continued employment by the Company by virtue of the grant of this Award.

3. Settlement of PSUs: Issuance of Common Stock. No shares of Common Stock shall be issued to Participant prior to the Settlement Date after the PSUs vest in accordance with the Vesting Schedule. Subject to Section 9, the Company shall deliver to Participant, on or promptly after the Settlement Date, the shares of Common Stock represented by the whole PSUs that have vested as of such date. The value of any fractional PSU Shares shall be paid in cash at the time the certificate is delivered to Participant. The shares of Common Stock issued on settlement of vested PSUs shall be free of all restrictions on transferability and forfeiture under this Award. The rights of Participant with respect to the PSUs shall remain forfeitable at all times prior to the date on which such rights vest and settle in accordance with Sections 4, 5 and 6.

4. Vesting. Subject to the terms and conditions of this Award, the PSUs shall vest according to the Vesting Schedule for this Award, which is set forth on the accompanying certificate for this Award, so long as Participant remains continuously employed by the Company until the Settlement Date.

5. Termination due to Disability, or Death. In the event Participant’s employment is terminated by reason of disability or death, the vesting of the PSUs, including any dividend equivalent PSUs, will be prorated based on the number of days during the Performance Period that the Participant spent on the active payroll of the Company. Payout for the award will be made at the same time as payment would have been made had Participant not had a termination of employment and will in all respects be subject to the Company’s actual R&D Milestones achieved during the full Performance Period. “Disability” means a disability entitling Participant to benefits under the long-term disability policy sponsored by the Company that applies to Participant.

6. Other Termination of Employment. If, prior to settlement of the PSUs pursuant to the Vesting Schedule, Participant ceases to be an employee of the Company for any reason (voluntary or involuntary), then Participant’s rights to all of the unvested PSUs shall be immediately and irrevocably forfeited. Dividend-equivalent PSUs will be forfeited and canceled along with the PSUs with which they are associated.

7. Change in Control. In the event of a Change in Control (as such term is defined in the Participant’s employment agreement) affecting the Company’s outstanding Common Stock, the Committee (i) shall provide for the acceleration of any time period relating to the payment of the Award and shall issue the Target Number of PSU Shares subject to the Award immediately before the closing of the transaction resulting in the Change of Control, subject to applicable tax withholding, or (ii) provide for payment to the Participant of cash or other property with a fair market value equal to the Target Number of PSU Shares subject to the Award immediately before such closing.

8. Adjustments in Number of PSUs. The number of PSUs subject to the Award will be adjusted proportionately for any increase or decrease in the number of issued shares of Common Stock resulting from any stock split, combination or exchange of shares, consolidation, spin-off or recapitalization of shares, or any similar capital adjustment or the payment of any stock dividend.

9. Restriction on Transfer. The PSUs are not transferable by Participant otherwise than by will or the laws of descent and distribution. The naming of a Designated Beneficiary does not constitute a transfer.

10. Income Tax Matters. In order to comply with all withholding requirements under applicable federal and state income tax laws and regulations, the Company shall withhold 30% of the PSU Shares otherwise to be delivered on the Settlement Date or such other portion of the PSU Shares, valued at their fair market value on the Settlement Date, to the extent the Company determines is required to be withhold in satisfaction of Participant’s withholding obligations consistent with such applicable tax laws and regulations.

11. Section 409A. In the event that the Committee determines that any amounts will be immediately taxable to Participant under Section 409A of the Code and related Department of Treasury guidance (or subject Participant to a penalty tax thereunder) in connection with the grant, vesting or settlement of the PSUs or any provision of this Award or the Plan, the Company may (i) adopt such amendments to this Award (having prospective or retroactive effect), that the Committee determines to be necessary or appropriate to preserve the intended tax treatment of the PSUs and/or (ii) take such other actions as the Committee determines to be necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the date on which such PSUs were granted.

12. Conditions for Issuance of Shares. The Company shall not be required to deliver any shares of Common Stock upon vesting of any PSUs until (i) such shares of Common Stock have been admitted to listing on all stock exchanges on which the Common Stock is then listed and (ii) the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied, provided however, that the Company may only so delay delivery of shares of Common Stock to the extent that such deferral complies with the provisions of Section 409A of the Code and related Department of Treasury guidance. Except as provided in the preceding sentence, in no event will shares of Common Stock be delivered later than the date that is two and one-half (2 1/2) months from the end of the calendar year in which the applicable PSUs vest. Any certificates representing shares of Common Stock delivered under this Award may contain such legends as counsel for the Company shall consider necessary to comply with any applicable law.

13. Clawback Policy. This Award and any Common Stock issued hereunder is subject to any so-called “clawback policy” that may be adopted by the Company’s Board of Directors, as amended from time to time.

14. Notices. Any written notices provided for in this Award that are sent by mail shall be deemed received three business days after mailing, but not later than the date of actual receipt. Notices shall be directed, if to Participant, at the Participant’s address indicated by the Company’s records and, if to the Company, at the Company’s principal executive office.

15. Miscellaneous. The right of Participant to receive shares of Common Stock pursuant to this Award is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Award other than those of an unsecured general creditor of the Company. Subject to the restrictions on transfer set forth herein, this Award shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16. Governing Law. This Award shall be governed by and construed in accordance with the laws of the State of Delaware and applicable federal law, without regard to applicable conflicts of laws.

17. Severability. If one or more of the provisions of this Award shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award to be construed so as to foster the intent of this Award and the Plan.

Approved June 2015